EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-181163 on Form S-8 and Registration Statement No. 333-195700 on Form S-3ASR of our report dated February 10, 2017, relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc., and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc., for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 10, 2017